Exhibit 99.1

Contacts

Investor Contact: Richard Edwards 763-513-3477
Media Contact: Jess Rogers 763-513-3445

Polaris 2020 Third Quarter Results

Financial and Operational Highlights

Third quarter reported and adjusted sales increased 10% to $1,955 million and $1,953 million, respectively

Third quarter reported net income was $2.66 per share; adjusted net income for the same period was $2.85 per share

North American retail sales increased 15% for the quarter compared to last year led by strength in ORV, Motorcycles and Snow. Boats retail sales were also strong during the quarter.

Gross profit margin for the third quarter was 27.3%, up 270 basis points over prior year. Adjusted gross profit margin was 27.5%, up 260 basis points versus last year primarily due to positive product mix and lower promotional costs

Dealer inventory levels decreased 55% given continued strong retail sales growth

Polaris' liquidity profile remains solid with debt/EBITDA at 2.45 times and total liquidity of $1.5 billion at quarter end

Polaris raising full year 2020 sales and adjusted earnings guidance with full year adjusted earnings in the range of $7.15 to $7.30 per diluted share and full year sales up in the range of 2% to 3%

MINNEAPOLIS--(BUSINESS WIRE)--October 27, 2020--Polaris Inc. (NYSE: PII):

Key Financial Data
(in millions, except per share data)
INCOME STATEMENT - Q3 September 30, 2020	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,954.6	10%	$1,953.4	10%
Net income attributable to Polaris	$166.8	89%	$179.2	71%
Diluted EPS	$2.66	87%	$2.85	70%

BALANCE SHEET - September 30, 2020	Reported	YOY % Chg.
Cash and cash equivalents	$820.6	NM
Inventories, net	$1,213.5	(4)%
Total debt, finance lease obligations and notes payable	$1,864.4	5%
Shareholders' equity	$947.5	(6)%

CASH FLOW - YTD Q3 September 30, 2020	Reported	YOY % Chg.
Net cash provided by operating activities	$675.7	55%
Purchase of property & equipment	$131.8	(30)%
Repurchase and retirement of common shares	$49.5	NM
Cash dividends to shareholders	$114.2	2%

NM = Not meaningful

*Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

Our continued strength in the third quarter reflects the broad-based consumer demand for our industry leading Powersports products, and tremendous execution by our Polaris team and dealers. Their focus and determination enabled Polaris to generate double-digit sales increases in ORV, Motorcycles and Boats, which were somewhat limited by supply chain capacity constraints. I am extremely proud of the diligent and efficient efforts of our team to mitigate these supplier disruptions and drive a three-year high in quarterly gross profit margins. Demand has remained strong to start the fourth quarter and we expect our sales and earnings momentum to continue for the rest of the year. This pushes our expectations for overall Company performance to exceed our pre-Covid-19 targets for 2020, demonstrating our confidence in the team to accelerate production as we manage through continued challenges. Thanks to the dedication, innovation and customer-centric work of our entire Polaris team, whom we are working relentlessly to keep safe, we are realizing tremendous progress from our strategic investments in supply chain and digital transformation, electrification, and breakthrough product development programs. I am very optimistic about the future growth and profitability prospects for Polaris and our stakeholders.

-- Scott Wine, Chairman and Chief Executive Officer of Polaris Inc.

Second Quarter Performance Summary (Reported)
(in millions, except per share data)	Three months ended September 30,
	2020	2019	Change
Sales	$1,954.6	$1,771.6	10%
Gross profit	534.6	436.5	22%
% of Sales	27.3%	24.6%	+271 bpts
Total operating expenses	313.3	327.9	(4)%
% of Sales	16.0%	18.5%	-247 bpts
Income from financial services	18.1	21.7	(17)%
% of Sales	0.9%	1.2%	-29 bpts
Operating income	239.4	130.3	84%
% of Sales	12.2%	7.4%	+489 bpts
Net income attributable to Polaris	166.8	88.4	89%
% of Sales	8.5%	5.0%	+355 bpts
Diluted net income per share	$2.66	$1.42	87%

NM = Not meaningful

Polaris Inc. (NYSE: PII) (the "Company") today released third quarter 2020 results with reported sales of $1,955 million, up 10 percent from reported sales of $1,772 million for the third quarter of 2019. The Company reported third quarter 2020 net income of $167 million, or $2.66 per diluted share, compared with net income of $88 million, or $1.42 per diluted share, for the 2019 third quarter. Adjusted net income for the quarter ended September 30, 2020 was $179 million, or $2.85 per diluted share compared to $104 million, or $1.68 per diluted share in the 2019 third quarter.

Retail demand remained strong during the quarter benefiting Company performance as both new and existing customers continued taking advantage of off-road vehicles, snowmobiles, motorcycles and boats to enjoy the outdoors while maintaining social distancing etiquette.

Gross profit increased 22 percent to $535 million for the third quarter of 2020 from $437 million in the third quarter of 2019. Reported gross profit margin was 27.3 percent of sales for the third quarter of 2020, up 271 basis points compared to 24.6 percent of sales for the third quarter of 2019. The improvement in gross profits was primarily driven by positive product mix and lower promotional costs incurred during the quarter. Adjusted gross profit for the third quarter 2020 was $537 million, or 27.5 percent of adjusted sales compared to the third quarter of 2019 adjusted gross profit of $441 million, or 24.9 percent of sales. Adjusted gross profit for the third quarter of 2020 and 2019 excludes the negative impact of $2 million and $5 million of restructuring and realignment costs, respectively.

Operating expenses decreased four percent for the third quarter of 2020 to $313 million from $328 million in the same period in 2019. Operating expenses were lower primarily due to the Company's ongoing cautionary approach to spending given the pandemic-generated economic uncertainty.

Income from financial services was $18 million for the third quarter of 2020, down 17 percent compared with $22 million for the third quarter of 2019. The decrease was primarily the result of a decrease in wholesale financing income during the quarter due to lower dealer inventory levels.

Non-Operating Expenses (Reported)
(in millions)	Three months ended September 30,
	2020	2019	Change
Interest expense	$17.3	$19.8	(13)%
Equity in loss of other affiliates	$—	$4.0	NM
Other (income) expense, net	$3.2	$(1.7)	NM
Provision for income taxes	$52.0	$19.8	NM

NM = Not meaningful

Interest expense was $17 million for the third quarter of 2020 compared to $20 million for the same period last year due to lower interest rates.

Other (income) expense, net, was $3.2 million of expense in the third quarter of 2020 compared to $1.7 million of income in the third quarter of 2019. Other (income) expense is the result of currency exchange rate movements and the corresponding effects on currency transactions related to the Company’s international subsidiaries.

The provision for income taxes for the third quarter of 2020 was $52 million, or 23.7 percent of pretax income, compared with $20 million, or 18.3 percent of pretax income, for the third quarter of 2019. The increase in the effective income tax rate is primarily due to domestic manufacturing deduction benefits realized from the filing of amended returns in the third quarter of 2019.

Product Segment Highlights (Reported)
(in millions)	Sales			Gross Profit
	Q3 2020	Q3 2019	Change	Q3 2020	Q3 2019	Change
Off-Road Vehicles / Snowmobiles	$1,288.8	$1,152.4	12%	$377.8	$308.3	23%
Motorcycles	$166.9	$149.9	11%	$15.5	$8.7	78%
Global Adjacent Markets	$106.6	$114.0	(6)%	$31.5	$30.8	2%
Aftermarket	$237.2	$236.2	—%	$63.7	$61.8	3%
Boats	$155.1	$119.1	30%	$33.3	$22.3	49%

NM = Not meaningful

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $1,289 million for the third quarter of 2020, up twelve percent compared to $1,152 million for the third quarter of 2019 driven by broad based strength across ATV and side-by-side sales. PG&A sales for ORV and Snowmobiles combined increased 32 percent in the third quarter of 2020 compared to the third quarter last year. Gross profit increased 23 percent to $378 million in the third quarter of 2020, compared to $308 million in the third quarter of 2019. Gross profit percentage increased 255 basis points during the 2020 third quarter compared to the prior year due to strong retail demand, and as a result, lower promotional and floor-plan financing costs, in addition to positive product mix.

ORV wholegood sales for the third quarter of 2020 increased 13 percent. Polaris North American ORV retail sales increased low-double digits percent for the quarter with both side-by-side vehicles and ATV vehicles up low-double digits percent. The North American ORV industry was up low-twenties percent compared to the third quarter last year.

Snowmobile wholegood sales in the third quarter of 2020 were $70 million, down 34 percent compared to $106 million in the third quarter last year. Snowmobile sales were impacted by the timing of shipments for the Company's pre-season snowmobile orders year-over-year and intermittent supply-chain disruptions.

Motorcycles segment sales, including PG&A, totaled $167 million, up 11 percent compared to the third quarter of 2019, driven primarily from increased sales of Slingshot and PG&A. Gross profit for the third quarter of 2020 was $16 million compared to $9 million in the third quarter of 2019. The increase in gross profit margin was driven by a decrease in promotional costs and lower European Union retaliatory tariffs as more motorcycles were produced in the Poland manufacturing facility for the region.

North American consumer retail sales for Indian Motorcycle increased in the low-forty percent range during the third quarter of 2020 in a weak mid to heavy-weight two-wheel motorcycle industry that was down low-single digits percent. North American consumer retail sales for Polaris' motorcycle segment, including both Indian Motorcycle and Slingshot, increased in the mid-forty percent range during the third quarter of 2020, while the North American motorcycle industry retail sales for mid- to heavy-weight motorcycles including three-wheel vehicles, was up low-single digits percent in the third quarter of 2020.

Global Adjacent Markets segment sales, including PG&A, decreased 6 percent to $107 million in the 2020 third quarter compared to $114 million in the 2019 third quarter driven by ongoing spending restraints in industrial, educational, government and rental organizations during the pandemic. Gross profit increased two percent to $32 million or 29.7 percent of sales in the third quarter of 2020, compared to $31 million or 27.0 percent of sales in the third quarter of 2019. Gross profit percentage increased during the quarter primarily due to positive product mix.

Aftermarket segment sales of $237 million in the 2020 third quarter increased slightly compared to $236 million in the 2019 third quarter. Transamerican Auto Parts (TAP) sales of $194 million in the third quarter of 2020 increased one percent compared to $193 million in the third quarter of 2019. The Company's other aftermarket brands sales were down one percent compared to the third quarter of 2019. Gross profit increased three percent to $64 million or 26.9 percent of sales in the third quarter of 2020, compared to $62 million or 26.2 percent of sales in the third quarter of 2019.

Boats segment sales increased 30 percent to $155 million in the 2020 third quarter compared to $119 million in the 2019 third quarter, driven by broad based strength across all brands. Gross profit increased 49 percent to $33 million or 21.5 percent of sales in the third quarter of 2020, compared to $22 million or 18.8 percent of sales in the third quarter of 2019 due to volume and positive product mix.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased 28 percent for the 2020 third quarter.

International sales to customers outside of North America, including PG&A, totaled $203 million for the third quarter of 2020, up nine percent from the same period in 2019.

Financial Position and Cash Flow
(in millions)	Nine months ended September 30,
	2020	2019	Change
Cash and cash equivalents	$820.6	$122.2	NM
Net cash provided by operating activities	$675.7	$436.1	55%
Repurchase and retirement of common shares	$49.5	$7.0	NM
Cash dividends to shareholders	$114.2	$111.7	2%
Total debt, finance lease obligations and notes payable	$1,864.4	$1,783.6	5%
Debt to Total Capital Ratio	66%	64%

NM = Not meaningful

Net cash provided by operating activities was $676 million for the nine months ended September 30, 2020, compared to $436 million for the same period in 2019. Total debt at September 30, 2020, including finance lease obligations and notes payable, was $1,864 million. The Company’s debt-to-total capital ratio was 66 percent at September 30, 2020 compared to 64 percent at September 30, 2019. Cash and cash equivalents were $821 million at September 30, 2020, up from $122 million at September 30, 2019.

2020 Business Outlook

Given the continued strong retail environment, the Company is raising its sales and adjusted earnings guidance for the full year 2020. Adjusted net income is expected to be in the range of $7.15 to $7.30 per diluted share for the full year 2020 compared to adjusted net income of $6.32 per diluted share for 2019. Sales are now expected to be in the range of $6.925 billion to $7.0 billion, up two to three percent compared to 2019 adjusted sales of $6,783 million.

2019 Reclassified Segment Gross Profit Results

Beginning in the first quarter of 2020 certain costs, primarily incentive-based compensation costs, previously classified as "Corporate" in the Company's segment gross profit results were allocated to their respective operating segments results. The comparative 2019 reported and adjusted gross profit results for ORV/Snowmobiles, Motorcycles, Global Adjacent Markets, Aftermarket, Boats, and Corporate were reclassified for comparability. Reclassified historical reported and adjusted gross profit results can be found at ir.polaris.com/investors/financial-information.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Earnings Conference Call and Webcast

Today at 9:00 AM (CT) Polaris Inc. will host a conference call and webcast to discuss the 2020 third quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President and CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 2257063. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2019 sales of $6.8 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this presentation, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the severity and duration of the COVID-19 pandemic and the resulting impact on the Company’s business, supply chain, and the global economy; the Company’s ability to successfully implement its manufacturing operations expansion and supply chain initiatives; the Company’s ability to successfully source necessary parts and materials and the ability of the Company to manufacture products to meet increasing demand; the continuation of the increasing consumer demand for the Company’s products; product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls and/or warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic, social and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements. The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted.

(summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In Millions, Except Per Share Data) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Sales	$1,954.6	$1,771.6	$4,871.6	$5,046.6
Cost of sales	1,420.0	1,335.1	3,711.4	3,821.2
Gross profit	534.6	436.5	1,160.2	1,225.4
Operating expenses:
Selling and marketing	135.5	149.8	405.3	419.7
Research and development	77.2	77.3	222.4	220.8
General and administrative	100.6	100.8	267.0	297.8
Goodwill and other intangible asset impairments	—	—	379.2	—
Total operating expenses	313.3	327.9	1,273.9	938.3
Income from financial services	18.1	21.7	63.2	60.2
Operating income (loss)	239.4	130.3	(50.5)	347.3
Non-operating expense:
Interest expense	17.3	19.8	51.4	60.8
Equity in loss of other affiliates	—	4.0	—	5.1
Other (income) expense, net	3.2	(1.7)	4.9	(5.5)
Income (loss) before income taxes	218.9	108.2	(106.8)	286.9
Provision for income taxes	52.0	19.8	(32.9)	62.0
Net income (loss)	166.9	88.4	(73.9)	224.9
Net (income) loss attributable to noncontrolling interest	(0.1)	—	(0.1)	0.1
Net income (loss) attributable to Polaris Inc.	$166.8	$88.4	$(74.0)	$225.0

Net income (loss) per share attributable to Polaris Inc. common shareholders:
Basic	$2.70	$1.44	$(1.20)	$3.67
Diluted	$2.66	$1.42	$(1.20)	$3.62
Weighted average shares outstanding:
Basic	61.9	61.5	61.8	61.4
Diluted	62.8	62.3	61.8	62.2

CONSOLIDATED BALANCE SHEETS
(In Millions), (Unaudited)

	September 30, 2020	September 30, 2019

Assets
Current assets:
Cash and cash equivalents	$820.6	$122.2
Trade receivables, net	241.3	217.2
Inventories, net	1,213.5	1,270.1
Prepaid expenses and other	98.6	118.6
Income taxes receivable	5.7	15.0
Total current assets	2,379.7	1,743.1
Property and equipment, net	865.3	887.6
Investment in finance affiliate	44.9	104.1
Deferred tax assets	186.4	95.2
Goodwill and other intangible assets, net	1,087.3	1,494.6
Operating lease assets	105.8	107.9
Other long-term assets	114.2	94.9
Total assets	$4,783.6	$4,527.4
Liabilities and Equity
Current liabilities:
Current portion of debt, finance lease obligations and notes payable	$542.1	$66.7
Accounts payable	790.7	584.5
Accrued expenses:
Compensation	194.6	170.0
Warranties	140.6	137.1
Sales promotions and incentives	133.1	198.6
Dealer holdback	109.7	136.4
Other	256.6	214.0
Current operating lease liabilities	33.6	34.2
Income taxes payable	38.0	4.6
Total current liabilities	2,239.0	1,546.1
Long-term income taxes payable	21.3	26.6
Finance lease obligations	14.4	14.8
Long-term debt	1,307.9	1,702.1
Deferred tax liabilities	3.5	4.8
Long-term operating lease liabilities	74.2	76.4
Other long-term liabilities	159.3	131.8
Total liabilities	$3,819.6	$3,502.6
Deferred compensation	16.2	11.6
Equity:
Total shareholders’ equity	947.5	1,013.0
Noncontrolling interest	0.3	0.2
Total equity	947.8	1,013.2
Total liabilities and equity	$4,783.6	$4,527.4

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions), (Unaudited)

	Nine months ended September 30,
	2020	2019
Operating Activities:
Net income (loss)	$(73.9)	$224.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	190.5	173.0
Noncash compensation	59.4	56.6
Noncash income from financial services	(15.0)	(23.7)
Deferred income taxes	(94.1)	(9.1)
Goodwill and other intangible asset Impairments	379.2	—
Other, net	—	5.2
Changes in operating assets and liabilities:
Trade receivables	(48.6)	(23.6)
Inventories	(90.4)	(304.3)
Accounts payable	338.5	239.2
Accrued expenses	(19.4)	75.3
Income taxes payable/receivable	51.6	19.7
Prepaid expenses and other, net	(2.1)	2.9
Net cash provided by operating activities	675.7	436.1

Investing Activities:
Purchase of property and equipment	(131.8)	(189.3)
Investment in finance affiliate, net	80.6	11.7
Investment in other affiliates, net	(2.5)	—
Acquisition of businesses, net of cash acquired	—	(1.8)
Net cash used for investing activities	(53.7)	(179.4)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	1,299.9	2,654.2
Repayments under debt arrangements / finance lease obligations	(1,131.6)	(2,831.7)
Repurchase and retirement of common shares	(49.5)	(7.0)
Cash dividends to shareholders	(114.2)	(111.7)
Proceeds from stock issuances under employee plans	32.6	8.2
Net cash provided by (used for) financing activities	37.2	(288.0)
Impact of currency exchange rates on cash balances	1.4	(3.1)

Net increase (decrease) in cash, cash equivalents and restricted cash	660.6	(34.4)
Cash, cash equivalents and restricted cash at beginning of period	196.3	193.1
Cash, cash equivalents and restricted cash at end of period	$856.9	$158.7

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$820.6	$122.2
Other long-term assets	36.3	36.5
Total	$856.9	$158.7

NON-GAAP RECONCILIATION OF RESULTS
(In Millions, Except Per Share Data), (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Sales	$1,954.6	$1,771.6	$4,871.6	$5,046.6
Restructuring & realignment (3)	(1.2)	—	(2.9)	—
Adjusted sales	1,953.4	1,771.6	4,868.7	5,046.6

Gross profit	534.6	436.5	1,160.2	1,225.4
Restructuring & realignment (3)	2.4	4.8	22.5	18.1
Adjusted gross profit	537.0	441.3	1,182.7	1,243.5

Income (loss) before taxes	218.9	108.2	(106.8)	286.9
Impairment charges (1)	—	—	379.2	—
Acquisition-related costs (2)	—	1.9	—	5.4
Restructuring & realignment (3)	2.8	4.7	37.5	18.0
Intangible amortization (4)	8.7	10.4	27.4	30.9
Class action litigation expenses (5)	4.7	4.2	12.3	16.7
Adjusted income before taxes	235.1	129.4	349.6	357.9

Net income (loss) attributable to Polaris Inc.	166.8	88.4	(74.0)	225.0
Impairment charges (1)	—	—	289.0	—
Acquisition-related costs (2)	—	1.4	—	4.0
Restructuring & realignment (3)	2.0	3.6	28.5	13.8
Intangible amortization (4)	6.8	7.9	20.9	23.3
Class action litigation expenses (5)	3.6	3.2	9.3	12.7
Adjusted net income attributable to Polaris Inc. (6)	179.2	104.5	273.7	278.8

Diluted EPS attributable to Polaris Inc.	$2.66	$1.42	$(1.20)	$3.62
Weighted average shares outstanding adjustment (7)	—	—	0.02	—
Impairment charges (1)	—	—	4.62	—
Acquisition-related costs (2)	—	0.02	—	0.07
Restructuring & realignment (3)	0.03	0.06	0.46	0.22
Intangible amortization (4)	0.10	0.13	0.33	0.37
Class action litigation expenses (5)	0.06	0.05	0.15	0.21
Adjusted EPS attributable to Polaris Inc. (6)	$2.85	$1.68	$4.38	$4.49
(1) Represents impairment charges related to goodwill and other intangible assets associated with the Company's Aftermarket segment
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(4) Represents amortization expense for acquisition-related intangible assets
(5) Represents adjustments for class action litigation-related expenses
(6) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2020 and 2019, except for non-deductible items

(7) For the three months ended September 30, 2020, the Company used 62.8 million weighted average shares outstanding to determine Diluted EPS attributable to Polaris Inc. and Adjusted EPS attributable to Polaris Inc. For the nine months ended September 30, 2020, the Company used 61.8 million and 62.5 million weighted average shares outstanding to determine Diluted EPS attributable to Polaris Inc. and Adjusted EPS attributable to Polaris Inc., respectively. The difference is the result of the exclusion of additional outstanding stock options and certain shares issued under the Omnibus Plan from the Diluted EPS attributable to Polaris Inc. calculation because their effect would have been anti-dilutive as a result of the Company's net loss during the year to date period.

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Millions), (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
SEGMENT SALES	2020	2019	2020	2019
ORV/Snow segment sales	$1,288.8	$1,152.4	$3,065.4	$3,069.2
No adjustment	—	—	—	—
Adjusted ORV/Snow segment sales	1,288.8	1,152.4	3,065.4	3,069.2

Motorcycles segment sales	166.9	149.9	434.8	464.6
No adjustment	—	—	—	—
Adjusted Motorcycles segment sales	166.9	149.9	434.8	464.6

Global Adjacent Markets (GAM) segment sales	106.6	114.0	282.8	340.9
No adjustment	—	—	—	—
Adjusted GAM segment sales	106.6	114.0	282.8	340.9

Aftermarket segment sales	237.2	236.2	646.8	685.6
No adjustment	—	—	—	—
Adjusted Aftermarket segment sales	237.2	236.2	646.8	685.6

Boats segment sales	155.1	119.1	441.8	486.3
Restructuring & realignment (1)	(1.2)	—	(2.9)	—
Boats segment sales	153.9	119.1	438.9	486.3

Total sales	1,954.6	1,771.6	4,871.6	5,046.6
Total adjustments	(1.2)	—	(2.9)	—
Adjusted total sales	$1,953.4	$1,771.6	$4,868.7	$5,046.6

	Three months ended September 30,		Nine months ended September 30,
SEGMENT GROSS PROFIT	2020	2019	2020	2019
ORV/Snow segment gross profit	$377.8	$308.3	$831.2	$846.1
No adjustment	—	—	—	—
Adjusted ORV/Snow segment gross profit	377.8	308.3	831.2	846.1

Motorcycles segment gross profit	15.5	8.7	18.9	35.3
Restructuring & realignment (1)	—	—	0.7	—
Adjusted Motorcycles segment gross profit	15.5	8.7	19.6	35.3

Global Adjacent Markets (GAM) segment gross profit	31.5	30.8	75.2	94.0
No adjustment	—	—	—	—
Adjusted GAM segment gross profit	31.5	30.8	75.2	94.0

Aftermarket segment gross profit	63.7	61.8	157.6	173.5
No adjustment	—	—	—	—
Adjusted Aftermarket segment gross profit	63.7	61.8	157.6	173.5

Boats segment gross profit	33.3	22.3	81.6	99.0
Restructuring & realignment (1)	0.4	—	11.5	—
Boats segment gross profit	33.7	22.3	93.1	99.0

Corporate segment gross profit	12.8	4.6	(4.3)	(22.5)
Restructuring & realignment (1)	2.0	4.8	10.3	18.1
Adjusted Corporate segment gross profit	14.8	9.4	6.0	(4.4)

Total gross profit	534.6	436.5	1,160.2	1,225.4
Total adjustments	2.4	4.8	22.5	18.1
Adjusted total gross profit	$537.0	$441.3	$1,182.7	$1,243.5
(1) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS
Third Quarter 2020 Results & Full Year Guidance

Restructuring, Realignment and Acquisition Related Costs

Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. Additionally, the Company has recorded acquisitions and integration related costs associated with the TAP and Boat Holdings acquisitions. Currently, the Company is also executing certain corporate restructuring across the organization to increase efficiency and focus its business including the wind-down of the Rinker, Striper and Larson FX boat brands. For the third quarter of 2020, the Company has recorded combined costs totaling $3 million which was included as a NON-GAAP adjustment.

Intangible amortization related to acquisitions

As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets increased significantly on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company has moved to an adjusted net income metric, excluding intangible amortization from all acquisitions. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business. For the third quarter of 2020, Polaris included $9 million of intangible amortization related to acquisitions as a NON-GAAP adjustment.

2020 Adjusted Guidance

2020 guidance excludes the pre-tax effect of supply chain transformation, restructuring and network realignment costs of approximately $35 million to $40 million, and approximately $20 million to $25 million for class action litigation-related expenses. Intangible amortization of approximately $35 million related to all acquisitions has also been excluded, along with the $379 million non-cash impairment charge related to the Company's Aftermarket segment. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.